Exhibit 99.1

CSX NAMES E. HUNTER HARRISON AS CHIEF EXECUTIVE OFFICER

Company Announces Agreement With Mantle Ridge to Reconstitute its Board

CSX Shareholders to Vote on Proposed Reimbursement in Respect of Foregone Compensation of E. Hunter Harrison at Upcoming Annual Meeting of Shareholders

JACKSONVILLE, Fla. – March 6, 2017 – CSX Corporation (NASDAQ: CSX) today announced the Company has named E. Hunter Harrison, a proven railroad executive with a well-regarded track record of producing market-leading operating results, as chief executive officer, effective immediately. Mr. Harrison replaces Michael Ward, who announced his decision to retire as Chairman and CEO on February 21, 2017 and will become a consultant to CSX, effective immediately.

The Company also announced that it has reached an agreement with Mantle Ridge LP, an investment firm formed by Paul Hilal, to reconstitute the Company’s Board of Directors. Under the terms of the agreement, CSX has appointed five new directors to its Board of Directors, mutually agreed upon by CSX and Mantle Ridge and effective immediately – Mr. Harrison, Mr. Hilal, Dennis Reilley, Linda Riefler and John Zillmer. In addition, three incumbent CSX directors intend to complete their service for the Board at or before the conclusion of the 2017 annual meeting. As a result, the size of the Board will be 13 members. CSX’s current Presiding Director, Edward J. Kelly, III, will become Chairman of the Board and Mr. Hilal will become Vice Chairman.

Hunter Harrison, said, "I am proud to join the dedicated and talented railroaders at CSX. Together, we will implement Precision Scheduled Railroading – a model proven to improve safety, create better service for customers, produce a proud and winning culture for employees, and generate exceptional, lasting value for shareholders.”

Paul Hilal, said, “I thank every CSX director, including those leaving the Board, for their constructive and skillful engagement that enabled this terrific outcome for CSX. The Board is united behind a shared goal – creating value for shareholders and all stakeholders by implementing the Precision Scheduled Railroading model at CSX. Together, we have created the conditions for success. Now the real work begins.”

As part of his compensation, Mr. Harrison will receive an award of incentive options to purchase nine million shares of CSX stock at its current trading price, eight million of which will be granted as an inducement award under the Nasdaq listing rules.  The options will vest over four years with half of the options vesting based on service and half vesting based on the achievement of designated performance goals over the four year period.

While CSX, Mr. Harrison and Mantle Ridge have agreed on the aforementioned conditions, the CSX Board continues to believe that it is appropriate to seek shareholder input with respect to certain proposals:

•	The requested payment of the $84 million of the amount of compensation and benefits forfeited by Mr. Harrison as a result of his separation from Canadian Pacific Railway Limited. To facilitate Mr. Harrison’s separation from CP on terms that would permit him to work at CSX, Mantle Ridge agreed to protect Mr. Harrison on an interim basis with respect to this $84 million.

•	The requested assumption of a related tax indemnity.

Mr. Harrison has informed CSX that his acceptance of the CEO position was subject to CSX ultimately providing this replacement protection initially offered by Mantle Ridge upon his departure from CP. Mr. Harrison has indicated that he will resign after the 2017 annual meeting if the reimbursement and tax indemnity are not provided by CSX, and return to Mantle Ridge to protect his reimbursements.

CSX will submit these matters to CSX shareholders for an advisory vote at the 2017 Annual Meeting of Shareholders. The proxy statement relating to the Annual Meeting will contain further details. Because these matters will now be considered at the Annual Meeting, the previously convened Special Meeting of Shareholders will not be held. The CSX Board does not intend to make a recommendation to shareholders on the matters being put forward for a vote, but does intend to act promptly following the meeting based on the outcome of the vote.

Biographies of new CSX Board members follow:

E. HUNTER HARRISON

E. Hunter Harrison is the most effective and successful railroad leader of our times, having successfully led the turnaround of three major railroads over the last 25 years. In his last two undertakings at Canadian National and Canadian Pacific, he delivered 321% and 350% total shareholder return, respectively.

Mr. Harrison created and refined Precision Scheduled Railroading over the recent decades, and is the acknowledged leader in implementing it at Class I railroads. He has been recognized by every major railroading publication, and he has twice been honored as Railroader of the Year.

PAUL HILAL

Paul Hilal is the founder and CEO of Mantle Ridge LP. Mr. Hilal is a leading engaged or activist investor, as well as a well-respected expert on value investing and corporate governance. Mr. Hilal played a leading role in the historic 2012 proxy campaign at Canadian Pacific, which resulted in a reconfigured board and the hiring of Hunter Harrison as CEO.

Mr. Hilal currently serves on the Board of Overseers of Columbia Business School and served until 2016 on the Board of the Grameen Foundation – an umbrella organization that helps microlending and microfranchise institutions empower the world’s poorest through financial inclusion and entrepreneurship. He is also a Trustee of the Supreme Court Historical Society, a non-profit organization dedicated to the collection and preservation of the history of the Supreme Court of the United States.

DENNIS H. REILLEY

Dennis Reilley is an experienced executive with a demonstrated track record of driving improvements in operations, financial results and shareholder value as Chairman, President and Chief Executive Officer of Praxair, Inc. He was named one of the best CEOs in America in 2004, 2005, and 2007 by Institutional Investor.

Since retiring as CEO of Praxair, he has brought his expertise in finance, operations and leadership to the boards of leading Fortune 500 companies. Mr. Reilley currently serves as Non-Executive Chairman of Marathon Oil Corporation, and as a director of Dow Chemical Company. Mr. Reilley is a founding member and partner of Trian Advisory Partners (an advisory group for Trian Fund Management, L.P.).

LINDA H. RIEFLER

Linda Riefler is a 25-year veteran of Morgan Stanley where she served on the Executive and Management Committees. She is an expert on talent management, having served as Chief Talent Officer for the bank. She also served as Chairman and Global Head of Morgan Stanley’s Research franchise as well as Chairman of MS where she oversaw the commercialization of Modelware, a knowledge management platform she had incubated as Head of Morgan Stanley’s renowned Global Research Strategy Team.

Ms. Riefler currently serves as a director of MSCI, and as a strategic advisor to numerous start-ups, for-profits and non-profits, with an expertise in building adaptive capacity to help them navigate rapidly changing environments.

JOHN J. ZILLMER

John Zillmer has led successful transformations at large, complex enterprises. He is the former chief executive of Univar, a Fortune 500 company, where he doubled EBITDA over three years. He is an expert in strategies for business optimization and process improvement. His operational transformation of Allied Waste Industries became an industry benchmark. Mr. Zillmer has deep expertise in labor relations, environmental safety, logistics, corporate governance and talent management.

Mr. Zillmer was named to National Association of Corporate Directors Directorship 100 in 2016 in recognition of his outstanding contributions to corporate governance. He currently serves as a director of Reynolds American, Inc., Ecolab Inc., Veritiv Corporation, and Performance Food Group. Mr. Zillmer has also served as a director of Liberty Capital Partners, a private equity and venture capital firm specializing in start-ups, early stage, growth equity, buyouts, and acquisitions, since June 2004. Mr. Zillmer also serves on the North American advisory board of CVC Capital Partners.

Goldman, Sachs & Co. and UBS Securities LLC are serving as financial advisors to CSX, and Davis Polk & Wardwell LLP and Hunton & Williams LLP are serving as legal advisors. Cadwalader, Wickersham & Taft LLP is serving as legal advisor to Mantle Ridge.

About CSX and Its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company.  It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products.  For nearly 190 years, CSX has played a critical role in the nation's economic expansion and industrial development.  Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides.  It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on SlideShare (http://www.slideshare.net/HowTomorrowMoves).  The social media channels used by CSX may be updated from time to time.

More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

Forward-Looking Statements

This information and other statements by CSX may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and management’s expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and CSX undertakes no obligation to update or revise any forward-looking statement. If CSX updates any forward-looking statement, no inference should be drawn that CSX will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) CSX’s success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting CSX; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

CSX Corporation (“CSX”) will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the annual meeting of shareholders. CSX SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

CSX, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from CSX shareholders in connection with the matters to be considered at the annual meeting, or any adjournment or postponement thereof. Information about CSX’s directors and executive officers, and their direct and indirect interests in CSX, is available in CSX’s proxy statement, filed March 28, 2016 for its 2016 Annual Meeting. To the extent holdings of CSX’s securities by such directors or executive officers have changed since the amounts included in the 2016 proxy statement, such changes have been or will be reflected on reports filed with the SEC in accordance with the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the annual meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to any proxy statement and other documents filed by CSX with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at CSX’s website at www.csx.com or by contacting CSX Investor Relations at (904) 359-4812.

Contact:

Investors:

David Baggs

CSX Investor Relations

(904) 359-4812

Media:

Gary Sease

CSX Corporate Communications

(904) 359-1719

Tom Johnson / Michael Pascale

Abernathy MacGregor

(212) 371-5999

tbj@abmac.com / mmp@abmac.com

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